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                                                      EXHIBIT 11.2
                    CONSECO, INC. AND SUBSIDIARIES
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           COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                              (unaudited)

                                                               Three months
                                                              ended March 31,
                                                          ______________________
                                                          1995              1994
                                                          ____              ____
  Weighted average primary shares outstanding          21,830,076        28,304,356
  Incremental common equivalent shares:
    Related to options and employee stock
     plans based on market price at the end
     of the period                                             -                 13
    Related to convertible preferred stock (a)                 -          4,509,509
                                                      ___________       ___________
  Weighted average fully diluted shares outstanding    21,830,076        32,813,878
                                                      ===========       ===========


  Net income for fully diluted earnings per share:
    Net income as reported                            $24,422,000       $80,144,000
    Less preferred stock dividends                     (4,607,000)             -
                                                      ___________       ___________
  Net income for fully diluted earnings per share     $19,815,000       $80,144,000
                                                      ===========       ===========
  Net income per fully diluted common share                  $.91            $2.44
                                                             ====            =====
_______________________

(a) The effect of the assumed conversion of convertible preferred stock on the computation of fully diluted earnings per share was antidilutive in the 1995 period.


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